Exhibit 10.1



February 12, 2008


Al Triplett
Vice President of Brewing
Redhook Ale Brewery, Inc.
14300 NE 145th Street
Woodinville, WA 98072

Dear Al:

     The purpose of this letter is to confirm our understanding about your continued employment at Redhook Ale Brewery, Incorporated (the "Company") and the benefits you will be eligible to receive upon termination of your employment.

     I am acting on behalf of the Company after discussions with the Chairman of the Compensation Committee and having reviewed the minutes of the Compensation Committee meeting dated November 7, 2007 and the Board meeting dated November 13, 2007. Our mutual agreement regarding your salary, severance and other benefits, beginning now is set forth below.

Compensation and Benefits
-------------------------

     During the remainder of your employment with the Company, you will continue to receive a base salary at your current level, and you are entitled to participate in all of the Company's employee benefit programs for which you are eligible.

Severance
---------

     In the event that your employment with the Company is terminated by the Company prior to June 30, 2008, for any reason other than "for cause", you will be entitled to severance equal to one month per year of service, plus accrued vacation and sick pay upon your execution of a separation and release agreement in a form satisfactory to the company, including a 12 month non-competition provision. For purposes of this agreement, "cause" means material failure to perform your duties, violation of any law relating to employment or the Company, material breach of this agreement, or fraud, dishonesty or self-dealing. If your employment is terminated for cause, you will not receive anything other than your final pay plus accrued sick leave and vacation.

     It is our intention that you remain on the payroll until June 30, 2008 (unless terminated earlier). Upon receipt of this letter signed by you, we accept your resignation as Vice President, Brewing effective March 1, 2008. From March 1, 2008 through June 30, 2008 you will continue your employment in a non-officer position. During this period, you are not authorized to enter into contracts, make personnel offers or decisions or take any actions that could bind the Company. Although you will not be expected to report to work regularly, you are expected to be on call and reasonably available if needed. During this period you may not accept other fulltime work or employment of any kind with another individual or business.

     Unless your employment is terminated for cause (as defined above), at the end of your employment on June 30, 2008, the Company will pay you a lump sum of twenty-three months of your current base pay as severance, subject to you signing a separation and release agreement in a form satisfactory to the company. You will also be offered Company paid COBRA coverage for the earlier of eighteen months or until you begin new employment with comparable health care coverage. The release will include a non-competition component for employment in the craft beer brewing business for twelve months post employment.

So long as it is permissible by law, and subject to rules applied to employees of the company, you will be eligible to receive the employee discount on beer in reasonable quantity for personal consumption.

     We appreciate your continued efforts on behalf of Redhook Ale Brewery as well as acknowledge your outstanding contribution and commitment to the Brewery's success over many years.

Acknowledged and Agreed:


/s/ Paul S. Shipman__________________________________
Paul Shipman

2-25-08______________________________________________
Date

Acknowledged and Agreed:


/s/ Al Triplett______________________________________
Al Triplett

2-20-08______________________________________________
Date